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                                                                   EXHIBIT 21.1

                             RENAL CARE GROUP, INC.

                                  Subsidiaries


RCG Mississippi, Inc.

Renal Care Group of the Midwest, Inc.

Renal Care Group Texas, Inc.

D.M.N. of Indiana Corporation

The Nephrology Center, Inc.

Main Line Suburban Dialysis Centers, Inc.

Renal Care Group, Inc.

RenalWest, L.C.

4-Co., Inc.

3-Co., Inc.

9-Co., Inc.

Northeast Alabama Kidney Center, Inc.

RenaLab, Inc.

RenalNet, Inc.

RenalPartners, Inc.

RenalNet Florida, Inc.